Exhibit 10.2

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

EXECUTIVE OFFICER NOTICE OF STOCK OPTION GRANT

You have been granted the following Option to purchase Common Stock of FINANCIAL ENGINES, INC. (the “Company”) under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”):

Name of Optionee:	FIRST_NAME-LAST_NAME
Total Number of Option Shares Granted:	TOTAL_SHARES_GRANTED
Type of Option:	OPTION_TYPE_LONG
Exercise Price Per Share:	OPTION_PRICE
Grant Date:	OPTION_DATE
Vesting Commencement Date:	VEST_BASE_DATE
Vesting Schedule:

This Option becomes exercisable with respect to the first 1/4th of the Shares subject to this Option when you complete twelve (12) months of continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Thereafter, this Option becomes exercisable with respect to an additional 1/48th of the Shares subject to this Option when you complete each additional month of such Service. Full or partial accelerated vesting may apply in some circumstances.

Expiration Date:	%%EXPIRE_DATE_PERIOD1%-%. This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

By your acceptance of this Stock Option Grant, you agree that this Option is granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement (the “Agreement”), which are attached to and made a part of this document.

By accepting this Stock Option Grant you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party external administrator (“External Administrator”) under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

Financial Engines, Inc.
2016 Form exec officer Notice of Stock Option Grant and Agreement

FINANCIAL ENGINES, INC.

By:	RAYMOND J. SIMS
Title:	E.V.P. and Chief Financial Officer

Financial Engines, Inc.
2016 Form exec officer Notice of Stock Option Grant and Agreement

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

EXECUTIVE OFFICER STOCK OPTION AGREEMENT

Tax Treatment

This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a non-qualified option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it shall be deemed to be a non-qualified option to the extent required by the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code.

Vesting

This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional Shares after your Service as an Employee or a Consultant has terminated for any reason except in the event of a termination preceding a Change in Control that satisfies the conditions set forth below.

Vesting – Change in Control

If your Service as an Employee or a Consultant terminates as a result of (i) death or (ii) Total and Permanent Disability, then the vesting of the Option shall accelerate with respect to that number of Shares for which this Award would have vested during the twelve (12) months following the termination of Service.

If your Service as an Employee (a) terminates within two (2) months prior to a Change in Control or within twelve (12) months after a Change in Control as a result of (i) involuntary termination of employment without Cause (other than termination due to death or Total and Permanent Disability) or (ii) resignation of employment for Good Reason and (b) you satisfy all requirements for payment of benefits under your Executive Severance and Change In Control Agreement (or any successor agreement), then the vesting of the Option shall fully accelerate with respect to all outstanding Shares.

Term

This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth anniversary for a more than 10% stockholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

Financial Engines, Inc.
2016 Form of Exec Officer Stock Option Agreement

Expiration – Regular Termination of Service

This Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date), except as provided below in the “Expiration – Change in Control”, “Expiration – Death” and “Expiration – Disability” provisions.  The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Expiration – Change in Control

If your Service as an Employee (a) terminates within twelve (12) months after a Change in Control as a result of (i) involuntary termination of employment without Cause (other than termination due to death or Total and Permanent Disability) or (ii) resignation of employment for Good Reason and (b) you satisfy all requirements for payment of benefits under your Executive Severance and Change In Control Agreement (or any successor agreement), then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).

Financial Engines, Inc.
2016 Form of Exec Officer Stock Option Agreement

Good Reason

“Good Reason” means without your express written consent, (i) a material diminution of your authority, duties, position or responsibilities relative to your authority, duties, position or responsibilities in effect immediately prior to such reduction, (ii) a material reduction in your base salary, other than in connection with an across-the-board reduction applicable to all Section 16 executive officers of the Company, (iii) a material change in your principal work location, provided that in no event will a relocation of less than fifty (50) miles be material for this purpose, (iv) any purported termination of your Service as an Employee by the Company which is not effected for Cause.

To the extent the Change in Control results in the Company (or a successor to the Company by merger, consolidation or the like), continuing in existence as a direct or indirect subsidiary of an acquirer, your authority, duties, position and responsibilities will not be deemed to be materially diminished if, following a Change in Control, you retain substantially the same authority, duties and responsibilities with respect to the Company’s operations in effect prior to the Change in Control, it being understood that a change in your job title shall not by itself be a basis for termination for Good Reason.

Notwithstanding the foregoing, you shall have “Good Reason” for your resignation only if: (a)  you notify the Company in writing, within 30 calendar days after the occurrence of one of the foregoing event(s), specifying the event(s) constituting Good Reason; (b) the Company does not cure such condition within 30 calendar days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) you resign from employment within 60 calendar days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.  A resignation for Good Reason will be deemed to have occurred on the date that you properly provided the corresponding written notice of Good Reason to the Company for purposes of determining your eligibility for vesting acceleration and extended post-termination exercisability under this Agreement.

Cause

“Cause” means (i) your breach of any fiduciary duty owed to the Company or any restrictive covenant agreements (including confidentiality, non-competition and non-solicitation) with the Company (or any Affiliate or Subsidiary), and, your failure to cure such breach within 30 calendar days after written notice (except you are not entitled to any cure period if the Committee determines in good faith the breach is incurable and in no case may you be entitled to more than one right to cure such a breach in any 12-month period), (ii) your failure to use your best efforts to promote the interests of the Company (or any Affiliate or Subsidiary) or to devote your full business time and efforts to the business and affairs of the Company (or any Affiliate or Subsidiary) or your engagement in insubordination, and any such failure or insubordination is not cured by you within 10 calendar days after written notice to you by the Company (except you are not entitled to any cure period if the Committee determines in good faith that such failure or insubordination is incurable and in no case may you be entitled to more than one right to cure such a failure or insubordination in any 12- month period), (iii) your gross negligence, willful misconduct, fraud, embezzlement or material act of dishonesty relating to the affairs of the Company (or any Affiliate or Subsidiary), (iv) your engagement in any conduct or declaration (oral or written) of any statement which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company (or any Affiliate or Subsidiary); (v) your conviction of or plea of guilty or nolo contendere to (A) any misdemeanor relating to the affairs of the Company (or any Affiliate or Subsidiary) or involving actions causing material damage to the Company’s (or any Affiliate or Subsidiary)  reputation or goodwill or (B) any felony, (vi) your abuse of drugs or alcohol in a manner that impedes your work performance, or (vii) your engagement in a willful violation of any federal or state securities laws, rules or regulations.

Expiration – Death

If your Service terminates because of death, then this Option will expire at the close of business at Company headquarters on the date eighteen (18) months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to eighteen (18) months, your estate or heirs may exercise the Option.

Expiration – Disability

If your Service terminates because of your Total and Permanent Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).

Financial Engines, Inc.
2016 Form of Exec Officer Stock Option Agreement

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on Exercise

The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained.

Notice and Form of Exercise

When you wish to exercise this Option you must provide a notice of exercise in accordance with the procedures of the External Administrator or the Company, as are communicated to you from time to time. The exercise will be subject to the External Administrator’s fees.  The Company reserves the right to limit the availability of certain methods of exercise as it deems necessary. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must arrange for payment of the Option exercise price for the Shares you are purchasing.  Payment may be made in the following forms, as permitted by the External Administrator and the Company:

•Using funds on deposit with the External Administrator.

•Instructing the External Administrator to make a same day sale and sell all or part of the Shares that are issued to you when you exercise this Option to pay the Option exercise price, any withholding taxes, and any External Administrator fees, with the balance of the sale proceeds to be delivered to you.

•Any other lawful form permitted by the Company in its sole discretion.

Withholding Taxes and Stock Withholding

Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant and vesting of the Award, the issuance of Shares upon exercise of the Award, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends or other distributions, if any; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

Financial Engines, Inc.
2016 Form of Exec Officer Stock Option Agreement

You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this Award or the Option exercise.  These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold Shares that otherwise would be issued to you when you exercise this Option having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company.  The Fair Market Value of any Shares withheld, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes.  You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

Retention Rights

Neither your Option nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights

Your Options carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

Financial Engines, Inc.
2016 Form of Exec Officer Stock Option Agreement

Adjustments

In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of Shares covered by this Option and the exercise price per Share shall be adjusted pursuant to the Plan.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. All terms that are capitalized but not defined in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY ACCEPTING THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.

Financial Engines, Inc.
2016 Form of Exec Officer Stock Option Agreement